SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                FINDEX.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                        Nevada                             88-0379462
    (State of Other Jurisdiction of Incorporation)      (I.R.S. Employee
                                                       Identification No.)

                             11204 Davenport Street
                                    Suite 100
                         Omaha, NE 68154 (402) 333-1900
                    (Address of Principal Executive Offices)

                      Compromise and Settlement Agreement;
                          Employee Stock Purchase Plan
                            (Full Title of the Plan)

                                  Steven Malone
                      President and Chief Executive Officer
                             11204 Davenport Street
                                    Suite 100
                                 Omaha, NE 68154
                     (Name and Address of Agent For Service)

                                 (402) 333-1900
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                            Michael M. Membrado, Esq.
                              Membrado Montell, LLP
                         535 West 34th Street, 2nd Floor
                            New York, New York 10001

                         CALCULATION OF REGISTRATION FEE

                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE   AMOUNT TO BE      OFFERING PRICE PER      AGGREGATE          AMOUNT OF
REGISTERED                  REGISTERED        SHARE                   OFFERING PRICE     REGISTRATION FEE
--------------------------- ----------------- ----------------------- ------------------ --------------------
Common Stock Warrant        125,000  (1)      $0.148                  $18,500            $1.70
--------------------------- ----------------- ----------------------- ------------------ --------------------
Common Stock                5,827,280 (2)     $0.0475 (3)             $276,795.8  0      $25.47
--------------------------- ----------------- ----------------------- ------------------ --------------------
Total                       5,952,280                                 $295,295.80        $27.17 (4)
--------------------------- ----------------- ----------------------- ------------------ --------------------

     (1) This relates to a warrant to purchase up to 125,000 shares of the Registrant's Common Stock, par value $.001 per share, which are to be issued to the principals of Genesis Financial Group, LLC pursuant to the terms of a Settlement Agreement with the Registrant. In the event of a stock split, stock dividend, anti-dilution adjustment or similar transaction involving the Common Stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933.

     (2) Each of these shares is subject to a lock-up provision contained in a certain Stock Issuance Agreement signed by each of the holders of such shares and that prohibits the resale of any of such shares until, at least, April 1, 2003.

     (3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) based on the average of the bid and asked prices of the Common Stock as traded in the over-the-counter market and reported on the OTC Bulletin Board of the National Association of Securities Dealers on September 17, 2002.

     (4) The filing fee of $27.17 is offset against the $507.89 credit due to the Registrant based upon the withdrawn SB-2 filed with the Commission on August 2, 2001, File No.: 333-66570.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), and are incorporated herein by reference.

ITEM 1.     PLAN  INFORMATION.

The information required to be provided pursuant to this Item to the participants Robert E. Chamberlain, Jr. and Kevin P. Regan is set forth in the Compromise and Settlement Agreement between Findex.com, Inc. (the "Registrant") and Genesis Financial Group, LLC., dated February 19, 2001 and its Addendum, dated May 20, 2001. See Exhibit 4.1.

The information required to be provided pursuant to this Item to the participants of the Employee Stock Purchase Plan will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents have not been filed with the Securities and Exchange Commission (the "Commission") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428 under the Securities Act.

ITEM  2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Written statement required to be provided to participants pursuant to this Item
2:

We will provide, without charge, to each participant, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in Item 3 of Park II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. Requests may be forwarded to FindEx.com, Inc., 11204 Davenport Street, Suite 100, Omaha, NE 68154 (402) 333-1900


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") by the Registrant with the Commission since December 31, 2001;

     (c) The description of the Registrant's Common Stock contained in the Registrant's Form 8-K12G filed with the Commission on March 15, 2000 and any amendments of reports filed for the purpose of updating the description; and

Any document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters with respect to the validity of the securities registered hereby have been passed upon for the Registrant by the law firm of Membrado & Montell, LLP, corporate counsel to the Registrant ("Membrado Montell"). Membrado Montell has, in the past, received warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $0.01 per share. These warrants expire between March 7, 2006 and May 11, 2006. In addition, Membrado Montell is owed $72,806.59, as of September 4, 2002, in legal fees, in connection with which it is currently in discussions with the Registrant to convert all or part of such amount to shares of Common Stock.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide for indemnification of the directors of FindEx. In addition, our Bylaws provide for indemnification of our directors, officers, employees or agents. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant.

In addition, Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company for which they serve. Specifically, Section 78.7502 of the Nevada Revised Statutes (discretionary and mandatory indemnification of officers, directors, employees and agents: general provisions) provides as follows:

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revised Statutes 78.751 (Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses) provides as follows:

      1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
      (a) By the stockholders;
      (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
      (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
      (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

      (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

            Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.     EXEMPTIONS FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The Exhibits to this registration statement are listed in the index to Exhibits on page 7.

ITEM 9.     UNDERTAKINGS.

a)   The undersigned Registrant hereby undertakes:

     1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

          ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on September 18, 2002.

FINDEX.COM, INC.

By: __/s/ _____Steven Malone__
            Steven Malone, President
            and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature               Title                                              Date

_/s/ __Steven Malone    Director, Chairman of the Board, President         September 18, 2002
---------------------
Steven P. Malone

_/s/ _John A. Kuehne_   Director                                           September 18, 2002
---------------------
John A. Kuehne

/s/ Henry M. Washington Director                                           September 18, 2002
---------------------
Henry M. Washington

_/s/ _Kirk Rowland___   Director and Chief Financial Officer               September 18, 2002
---------------------
Kirk R. Rowland

INDEX TO EXHIBITS

Exhibit Number              Description

4.1 Settlement Agreement dated as of February 19, 2001, by and between the Registrant and Genesis Financial Group, LLC., and its addendum dated May 20, 2001

4.2 Form of Stock Issuance Agreement, by and between the Registrant and participants in the Employee Stock Purchase Plan.

5.1  Opinion of Membrado & Montell, LLP

23.1 Consent of Independent Certified Public Accountants, Chisholm & Associates

23.2 Consent of Membrado & Montell, LLP (contained in Exhibit 5.1 to this Registration Statement)